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                                                                 Exhibit (a)(11)


LIFE SCIENCES RESEARCH INC                                     [Huntingdon Logo]
                                              Huntingdon Life Sciences Group plc
                                               Registered in England, No. 502370

Principal Office:                                    Registered and Head Office:
PMB #251                                                            Woolley Road
211 East Lombard Street                                                Alconbury
Baltimore                                                             Huntingdon
Maryland, 21202-6102                                     Cambridgeshire PE28 4HS



Dear Securityholder

                       HUNTINGDON LIFE SCIENCES GROUP PLC
                         AND LIFE SCIENCES RESEARCH INC
                              ANNOUNCE TRANSACTION

On 9 October 2001, LSR and Huntingdon announced a recommended offer for Huntingdon to be made by LSR. The Offer will, inter alia, enable Huntingdon to re-domicile its ownership to the United States.

In order to facilitate acceptance of the Offer, Huntingdon has also announced its intention to withdraw the Huntingdon Shares from CREST, which is expected to become effective prior to the posting of the Offer Document. Holders of Huntingdon Shares who previously held their Huntingdon Shares in uncertificated form, that is in CREST, will receive a certificate in respect of their holding with the Offer Document.

Please find enclosed a copy of the announcement. You are not required to take any action at this stage. Further information will be sent to you in due course.

                                 Yours sincerely





      Walter Stapfer                                     Andrew Baker
        President                                     Executive Chairman
Life Sciences Research Inc                    Huntingdon Life Sciences Group plc